Exhibit 10.1

Date: September 7, 2017

Euro Car Parts Limited Sukhpal Singh Ahluwalia

Service Agreement

Contents

1	MEANING OF WORDS USED............................................................................................................................... 3

2	PREVIOUS AGREEMENTS AND WARRANTIES............................................................................................... 4

3	APPOINTMENT, TERM AND NOTICE................................................................................................................. 4

4	DUTIES..................................................................................................................................................................... 5

5	PLACE OF WORK................................................................................................................................................... 5

6	HOURS OF WORK.................................................................................................................................................. 5

7	REMUNERATION................................................................................................................................................... 6

8	EXPENSES............................................................................................................................................................... 6

9	BONUS AND OTHER BENEFITS.......................................................................................................................... 6

10	HOLIDAYS............................................................................................................................................................... 7

11	CONFLICTS OF INTERESTS................................................................................................................................. 7

12	DATA PROTECTION............................................................................................................................................... 8

13	CONFIDENTIALITY................................................................................................................................................ 9

14	INTELLECTUAL PROPERTY RIGHTS................................................................................................................ 10

15	INCAPACITY........................................................................................................................................................... 11

16	TERMINATION....................................................................................................................................................... 11

17	RESTRICTIVE COVENANTS............................................................................................................................... 12

18	DEDUCTION........................................................................................................................................................... 14

19	SALE OR RECONSTRUCTION OF THE COMPANY.......................................................................................... 14

20	DELIVERY OF DOCUMENTS AND PROPERTY................................................................................................ 14

21	RESIGNATION AS DIRECTOR............................................................................................................................. 14

22	RIGHTS FOLLOWING TERMINATION............................................................................................................... 15

23	DISCIPLINARY AND GRIEVANCE PROCEDURES........................................................................................... 15

24	LITIGATION ASSISTANCE................................................................................................................................... 15

25	DIRECTOR'S AND OFFICER'S LIABILITY INSURANCE................................................................................. 16

26	NOTICES................................................................................................................................................................. 16

27	MISCELLANEOUS................................................................................................................................................. 16
Schedules

1	The Executive Chairman’s Duties and Areas of Responsibility............................................................................... 17

THIS AGREEMENT is made the 7th day of September 2017

BETWEEN:

(1)	EURO CAR PARTS LIMITED (company registration no. 02680212) whose registered office is at Euro House, Fulton Road, Wembley Industrial Estate, Wembley, Middlesex HA9 OTF (the "Company");

(2)	SUKHPAL SINGH AHLUWALIA of [Home address redacted] (the "Executive");

WHEREBY IT IS AGREED:

1.	Meaning of words used

1.1	In this Agreement the following expressions have the following meanings:
"Appointment" means the employment of the Executive by the Company on the terms of this Agreement;

"Board" means the board of the Company

"Commencement Date" means the date of this Agreement;

“connected person” has the same meaning as set out in Section 1122 of the Corporation Tax Act 2010;

“EEA” shall mean the territories or countries consisting of the European Economic Area from time to time;

"Group" means the Company and all Group Companies wherever registered or incorporated;

"Group Company" means LKQ Euro Limited (“LKQ Euro”) or any other direct or indirect subsidiary for the time being of LKQ Euro Limited (for which purpose "subsidiary" has the meaning ascribed to it by Section 1159 of the Companies Act 2006);

"JV Company" means Commercial Parts UK Holdco Limited, a company incorporated in England and Wales with company number 10832591 and whose registered office is at 88 Baker Street, London, W1U 6TQ;

"PAYE deductions" means deductions made to comply with regulations made under Section 684 Income Tax (Earnings and Pensions) Act 2003 and with any obligations to deduct national insurance contributions;

"recognised investment exchange" has the meaning attributed to it in Section 285 of the Financial Services and Markets Act 2000; and

"the 1996 Act" means the Employment Rights Act 1996.

1.2	References herein to "Clauses", "sub-clauses" are to clauses and sub-clauses of this Agreement unless otherwise specified.

1.3	Unless otherwise required words denoting the singular include the plural and vice versa.

1.4	References in this Agreement to statutory provisions include all modifications and re-enactments of them and all subordinate legislation made under them.

1.5	Clauses headings are included in this Agreement for convenience only and do not affect its construction.

2.	Previous Agreements and Warranties

2.1
This Agreement constitutes the entire and only agreement that governs the employment relationship between the Company and the Executive from the Commencement Date in substitution for all previous agreements and arrangements whether written, oral or implied between the Company or any Group Company and the Executive relating to the services of the Executive all of which will be deemed to have terminated by mutual consent with effect from the Commencement Date. The Executive and the Company acknowledge that in entering into this Agreement neither has relied on any representation or undertaking by the other whether oral or in writing except as expressly incorporated In this Agreement or set out in the Sale and Purchase Agreement entered into by the Executive, LKQ Corporation and others on 7 November 2014.

2.2
The Executive warrants and represents to the Company that he will not be in breach of any existing or any former terms of employment applicable to him whether express or implied or of any other obligation binding on him by reason of him entering into this Agreement or performing all or any of his duties and obligations under it.

2.3
The Executive warrants that at the time of entering into this Agreement he has the right to work in the United Kingdom and he agrees to provide to the Company copies of all relevant documents in this respect at the request of the Company. If at any time during the course of this Agreement the Executive ceases to have the right to work In the United Kingdom the Company may terminate the Executive's employment without payment of compensation.

3.	Appointment, Term and Notice

3.1	The Company will employ the Executive and the Executive will serve the Company as Executive Chairman of the Company upon the terms and conditions set out in this Agreement.

3.2
The Appointment will commence on the Commencement Date and, subject to Clause 16, will continue until 7 September 2020 (the "Initial Period"). Should the Company and the Executive agree to extend the Agreement beyond the Initial Period, it will continue thereafter on a rolling basis until it is terminated by either party (subject to any other terms set out in this Agreement) giving to the other not less than 90 days’ prior notice in writing, to expire on or at any time following the end of the Initial Period.

3.3
The Executive's continuous employment with the Company for the purposes of this Agreement commenced on 23 January 1992 and is agreed to be continuous and unbroken from that date for the purposes of contractual rights.

3.4	The Executive agrees that at its absolute discretion at any time the Company may terminate the Appointment with immediate effect by paying to the Executive salary and benefits (less PAYE deductions):

3.4.1	if during the Initial Period, in lieu of the remainder of the Initial Period; or

3.4.2	if after the Initial Period, in lieu of the notice period or remainder of the notice period (if at the Company's request the Executive has worked during part of the notice period).

3.5
The Company may at its discretion make any payment under Clause 3.4 as a lump sum or in equal Instalments on the nominated day of the month when the Executive would normally have received his basic salary if he had worked through his notice period or the remainder of the Initial Period (as applicable). If the Company decides to make such payments in instalments such payments will be reduced by any remuneration earned by the Executive from new alternative employment during what would have been the notice period, or the remainder of the Initial Period (as applicable). Where this Agreement is terminated in accordance with Clause 3.4 the Executive is required to mitigate any loss by attempting to secure new alternative employment and the Executive agrees to notify the Company without delay if he accepts an offer of employment, consultancy or any directorship and if so requested by the Company to provide supporting documentary evidence regarding his remuneration from such subsequent employment, consultancy or directorship.

4.	Duties

4.1
During his normal hours of work (as set out in Clause 6), the Executive will carry out the duties and have the responsibilities and authority set out in Schedule 1. Nothing in this Agreement including Schedule 1 shall prohibit (a) the participation of the CEO of LKQ Europe (or his designee) in the Company’s management meetings, financial and business reviews, budget and planning meetings, and such other events, conferences and meetings as would reasonably be of interest to the CEO of LKQ Europe or (b) the CEO of LKQ Europe to implement systems and/or business practices which are for the benefit of the LKQ European operations as a whole, provided that if such systems and/or business practices materially impact the UK and ROI Group business, their implementation shall be agreed with the Executive in advance or Clause 4.5 shall apply.

4.2
The Executive will (if and so long as he is so reasonably required by the Company) act as director of the Company or any Group Company. The Executive will (if and so long as he is so reasonably required by LKQ Corporation) act as director of LKQ Corporation or any Group Company.

4.3
The Executive will at all times promptly give to the Board (in writing if requested) all information and explanations that the Board may reasonably require in connection with the business or affairs of the Company and any relevant Group Company and his Appointment.

4.4
The Executive will upon becoming aware of the same promptly disclose to the Board in writing full details of any wrongdoing by any other employee or director of the Company or any Group Company where that wrongdoing is in the Executive's reasonable opinion material to that employee or director's employment by the relevant company or to the interests or reputation of the Company or any Group Company.

4.5
In the event of a disagreement between the Executive Chairman of the Company and the CEO of LKQ Europe regarding any material matter involving the Company, the CEO of LKQ Corporation will resolve the matter in dispute.

5.	Place of Work

5.1	The Executive may perform his duties from his home or any other location in the United Kingdom and will not be required to be based at the head office of the Company.

5.2	The Company will maintain a desk and office for the Executive at its head office.

6.	Hours of work

6.1
The Company's normal office hours are from 9.00 am to 5.30 pm Monday to Friday (with one hour for lunch). The Executive will work the equivalent of on average three days per month over the course of each calendar year (subject to Clause 10), on such days or part days and at such times as the Executive may reasonably determine.

6.2
The Executive agrees that the weekly limit on average working time of 48 hours including overtime for each seven day period as set out in Regulation 4 of the Working Time Regulations 1998 (the "Regulations'') shall not apply to the Executive. The Executive may withdraw his agreement under this Clause by giving three months' written notice of his intention to be bound by the limit on working hours to the Company.

7.	Remuneration

7.1
The Company will pay the Executive a salary at the rate of £330,000 per annum (or at such higher rate as may from time to time be notified to him by the Board) and director’s fees as a director of Keystone Automotive Operations (India) Pvt. Ltd. (“LKQ Keystone (Bangalore)”) at the rate of £20,000 per annum

(or at such higher rate as may from time to time be notified to him by the board or directors of that company) subject to the deduction of any applicable employment taxes or those deductions required by law by LKQ Keystone (Bangalore), for services provided below by the Executive as Chairman of Keystone Automotive Operations (India) Private Limited effective from 1 December 2015, which salary and fees will accrue from day to day and be payable by equal monthly instalments on or around the last working day of each month.

7.2
The Executive's salary will be subject to annual reviews by the Board in each year during the Executive's employment under this Agreement. The Executive acknowledges that there is no obligation on the Board to increase the Executive's salary in any particular year.

7.3
The salary referred to in this Clause will be inclusive of any director's fees and benefits to which the Executive may be entitled as a director of LKQ Corporation, the Company and any other Group Company excluding LKQ Keystone (Bangalore).

8.	Expenses

8.1
The Executive will be reimbursed all out of pocket expenses (including any expenses relating to his use of his private vehicle on Group business) reasonably and properly incurred by him in the performance of his duties under this Agreement or as a director of LKQ Corporation on hotel, travelling, entertainment and other similar items provided that he complies with the Company's or LKQ Corporation's then current guidelines relating to expenses and produces to the Company or LKQ Corporation all relevant vouchers in respect of such expenses.

8.2	The Company shall continue to provide the Executive with a Company credit card for payment of out of pocket expenses.

9.	Bonus and other benefits

9.1
The Executive is eligible to join the Company's Group Personal Pension Scheme, subject to its trust deed and rules from time to time in force. Details of the Scheme can be obtained from the People Director. The Scheme may be terminated or amended at any time in accordance with the trust deed and rules that govern it. There is no contracting out certificate in force in respect of the Appointment.

9.2
The Executive will be eligible to participate in the LKQ Corporation Bonus Plan (the "Bonus Scheme") pursuant to which the Executive will be eligible to receive an annual bonus of up to £150,000 based on the achievement of mutually agreed targets for each calendar year during the continuance of the Executive’s employment. The Company reserves the right to amend, suspend or withdraw the Bonus Scheme at any time. It is agreed that the payment of any bonus is entirely discretionary and shall be determined by the CEO of LKQ Corporation. No bonus will be payable to the Executive if, on the date on which a bonus would be paid, the Executive is no longer employed by the Company or, as at that date, the Executive is under notice or has given notice to terminate this Agreement. For the avoidance of doubt, any bonus, if awarded, does not become due and payable until the date of payment of any bonus.

9.3	The Executive will not be eligible to participate in LKQ's Long Term Incentive Plan.

9.4
Subject to Clause 9.5, the Executive shall be entitled to participate at the Company's expense in the Company's private medical scheme, providing cover for the Executive, his spouse and dependent children. The Company reserves the right to reasonably amend or replace this scheme at any time without compensation.

9.5
All insured benefits are subject to the policy terms and conditions upon which they are incepted or renewed, the Executive (and if relevant any spouse and/or dependent children nominated by the Executive for the purposes of such insured benefits and all dependent children) meeting eligibility for cover and meeting underwriting criteria reasonably acceptable to the Company.

10.	Holidays

10.1
In addition to all other normal public holidays, the Executive will be entitled to six working days' paid holiday in each holiday year, such holiday to be taken at such time or times as may be approval by the Board. The holiday shall accrue pro rata in each calendar year.

10.2
For the purposes of this Clause "holiday year” means the period from 1 January to 31 December in each year. The Executive may not carry untaken holiday forward to the following holiday year without the prior written consent of the Company, save as permitted by law and any carry over, if untaken, will lapse 15 months after the end of the holiday year.

10.3
Where the Executive has taken more or less than his holiday entitlement in the year his employment terminates, a proportionate adjustment will be made by way of addition to or deduction from (as appropriate) his final gross pay calculated on a pro rata basis. Any payment in lieu of accrued but untaken holiday shall be in respect of holiday accrued solely in the holiday year in which the employment terminates. The Executive shall not be entitled to any accrued but unused holiday at the termination date beyond his statutory entitlement if his employment is terminated for gross misconduct.

10.4
In the event that notice of termination of this Agreement is served by either party, the Company may require the Executive to take any outstanding holiday during his notice period following the expiry of the Initial Period.

10.5
During any continuous period of absence due to incapacity of three months or more the Executive shall only accrue statutory holiday under the Working Time Regulations and not contractual holiday (as set out in Clause 10.1).

11.	Conflicts of interests

11.1
Except with the written consent of the Board (such consent not to be unreasonably withheld) the Executive will not during his employment under this Agreement be directly or indirectly engaged, concerned or Interested whether as principal, servant or agent (on his own behalf or on behalf of or in association with any other person) in any other trade, business or occupation competing in any material respect with the business for the time being of the Company or any Group Company in the EEA provided that the Executive will not be precluded from being interested for investment purposes only as a member, debenture holder or beneficial owner of any stock, shares or debentures which are listed or dealt in on a recognised investment exchange and which do not represent more than five per cent of the total share or loan capital from time to time in issue in such company. The Company hereby gives its express consent to the Executive's interest in the property at Euro House, Fulton Road, Wembley, Middlesex, HA9 OTS and to the Executive’s interest in the JV Company by virtue of his shareholding in Commercial Parts Jersey Limited.

11.2
Provided that doing so shall not interfere with the performance of his duties under this Agreement to the Company or any Group Company, the Executive shall have the right to establish and/or acquire a business or businesses for the sale of aftermarket parts to the heavy duty truck industry in the United Kingdom through the JV Company or any business or businesses outside the EEA and the restrictions referred to in this Clause shall not apply in respect of any such business.

11.3
The Executive will not, during his employment, introduce to any other person, firm, company or organisation business or opportunities of any kind with which the Company or any other Group Company for which he has performed services under this Agreement is involved in and he will not have any financial interest in, or derive any financial or other benefit from contracts or transactions entered into by the Company or any other Group Company in respect of services performed under this Agreement for any third party without first disclosing such interest or benefit to the Board and obtaining its written approval.

11.4	Notwithstanding the consents granted by the Company at Clause 11.1 in respect of the JV Company, where the Company and the JV Company are or it is anticipated that they may be competition with each other, the Executive agrees that he shall immediately notify (in writing) the Company or any other relevant Group Company of such a conflict of interest and shall not be involved in any bidding and tendering process on behalf of the Company (in his capacity as director, shareholder or otherwise) unless the CEO of LKQ Europe shall consent in writing to the Executive’s involvement.

11.5
Notwithstanding the provisions of Clause 11.1 in respect of the JV Company, during the Executive’s employment with the Company (whether during the Initial Period or afterwards) the Executive will not without the prior written consent of the Company whether directly or indirectly (through any connected person or otherwise) and whether alone or in conjunction with or on behalf of any other person and in his capacity as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

11.5.1	solicit, induce or entice away any employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any member of the Group;

11.5.2
canvass, solicit or approach or cause to be canvassed, solicited or approached any customer of the Company or any member of the Group in order to divert business from the Company or any member of the Group; or

11.5.3
interfere or interrupt or cause a material reduction or cessation in the supply to the Company or member of the Group of the current products and services carried on by the business of the Company or any member of the Group at any time.

12.	Data Protection

12.1
The Company will hold computer records and personnel files containing personal data relating to the Executive. This personal data includes, without limitation, the Executive's employment application, references, bank details, performance appraisals, holiday and sickness records, salary reviews and remuneration details and other records which may include sensitive personal data relating to the Executive's health, ethnic origin arid trade union membership. The Company processes such personal data for personnel, administration and management purposes and to comply with its obligations regarding the processing of Executive/worker records. The Executive's right of access to this data is as prescribed by law.

12.2
The Executive hereby agrees that the Company may process personal data relating to him including, without limitation, sensitive personal data relating to the Executive's health, ethnic origin and trade union membership, for personnel, administration and management purposes (including the processing of sensitive personal data for ethnic origin monitoring purposes) and may, when necessary for these purposes or as required by law, make such data available to the following entities:

12.2.1	the Group;

12.2.2	the Company's advisers;

12.2.3	parties providing products and/or services to the Company (including, without limitation IT systems suppliers, and pension, benefits and payroll administrators);

12.2.4	regulatory authorities (including HMRC and the police); and

12.2.5	any potential purchasers of the Company or its business (on a confidential basis), including all such entities set out in Clauses 12.2.1 to 12.2.5 which are located outside the European Economic Area.

13.	Confidentiality

13.1
The Executive acknowledges that in the ordinary course of his employment he will be exposed to "Confidential Information" which means, and which shall include without limitation, information which relates to any and all information (whether or not recorded in documentary form or on computer disk or tape) which may be imparted in confidence or which is of a confidential nature or which the Executive may reasonably regard as being confidential or a trade secret concerning the business, business performance or prospective business, financial information or arrangements, plans or internal affairs of the Company, any Group Company or any of their respective customers or suppliers including without prejudice to the generality of the foregoing all client or customer lists, price sensitive information, technical information, reports, interpretations, forecasts, records, corporate and business plans and accounts, business methods, financial details, projections and targets, remuneration and personnel details, planned products, planned services, marketing surveys, research reports, market share and pricing statistics, budgets, fee levels, computer passwords, the contents of any databases, tables, know how documents or materials, commissions, commission charges, pricing policies and all information about research and development, the Company's or any Group Company's suppliers', customers' and clients' names, addresses (including email), telephone, facsimile or other contact numbers and contact names, the nature of their business operations, their requirements for services supplied by the Company or any Group Company and all confidential aspects of their relationship with the Company or any Group Company. The Executive acknowledges that this Confidential Information is confidential or is commercially sensitive and may not be readily available to others engaged in a similar business to that of the Company or any of the Group Companies or to the general public and which if disclosed will be liable to cause significant harm to the Company or such Group Companies. The Executive has therefore agreed to accept the restrictions in this Clause 13.

13.2	Without prejudice to Clause 13.3 or 13.4 and subject to Clause 13.3 the Executive will not during the period of his employment with the Company save in the performance of his duties:

13.2.1	sell or seek to sell to anyone or disclose in any way any Confidential Information acquired or created by him in the course of his employment with the Company;

13.2.2	obtain or seek to obtain any financial advantage (direct or indirect) from disclosure of Confidential Information;

13.2.3
copy or reproduce in any form or by or on any media or device or allow others access to copy or reproduce any documents (including without limitation letters, facsimiles and memoranda), disks, memory devices, notebooks, tapes or other medium whether or not eye-readable and copies thereof on which Confidential Information may from time to time be recorded or referred to ("Documents"): or

13.2.4	remove or transmit from the Company or any Group Company's premises any Documents.

13.3
The Executive will not after the termination of his employment without limit In time for his own purposes or for any purposes other than those of the Company or any Group Company (for any reason and in any manner) use or divulge or communicate to any person, firm, company or organisation except to those officials of any Group Company whose province it is to know the same any Confidential Information. The Executive shall use all reasonable endeavours to prevent any disclosure or communication of Confidential Information which is made otherwise than for the purposes of the Company or the Group.

13.4
During the Appointment, the Executive shall immediately inform the Company if he becomes aware at any time of the possession, use or knowledge of any Confidential Information by any person not authorised to possess, use or have knowledge of the Confidential Information and shall at the Company's request provide such reasonable assistance as is required to deal with such event.

13.5	The restrictions contained in this Clause do not apply to:

13.5.1
any disclosure authorised by the Board or required in the ordinary and proper course of the Executive's employment or as required by the order of a court of competent jurisdiction or any appropriate regulatory authority or otherwise required by law; or

13.5.2
any information which the Executive can demonstrate was known to the Executive prior to the commencement of the Executive's employment by the Company or a Group Company or is in the public domain otherwise than as a result of a breach by him of this Clause; or

13.5.3	any information disclosed to the Executive by a third party who is not bound by any duty of confidence to the Company or any Group Company.

13.6
The provisions of this Clause are without prejudice to the duties and obligations of the Executive to be implied into this Agreement at common law and any other duties or obligations to which the Executive is subject pursuant to any other agreement with the Company or any third parties. In addition to the restrictions in this Clause the Executive hereby agrees that at the request and expense of the Company he will enter into a direct agreement or undertaking with any other Group Company whereby he will accept restrictions and provisions corresponding to the restrictions and provisions in this Clause (or such of them as may be appropriate in the circumstances) in relation to such information as such Group Company may reasonably require for the protection of its legitimate interests.

14.	Intellectual Property Rights

14.1	For the purpose of this Clause 14:

14.1.1
"Employment IPRs " means any Intellectual Property Rights created wholly or partially by the Executive in the course of his employment with the Company (whether or not during working hours or using Company premises or resources); and

14.1.2
''Intellectual Property Rights " means all present and future rights in patents, rights to inventions, trademarks, rights in designs, trade or business names, domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, copyright and related rights, rights in computer software, database rights, topography rights, rights in know-how, trade secrets, rights of confidence and any other intellectual property right or right of a similar nature anywhere in the world, in each case whether registered or unregistered, whether now known or hereafter invented and including all applications (or rights to apply) for such rights and all extensions, renewals and reversions of such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world; and

14.1.3
"Invention " means any invention, discovery or improvement made or discovered wholly or partially by the Executive in the course of his employment with the Company (whether or not during working hours or using Company premises or resources), including without limitation any know-how, design, process, drawing, formula, model, prototype, computer program or specification or other material which relates or may relate or are actually or potentially useful to any product, service, process, equipment, system or activity of the Company or Group from time to time, whether or not now or at any future time capable of being the subject of a UK or any other patent or registered right and whether or not recorded in any medium or material form.

14.2
The Executive shall give the Company full written details of all Inventions and of all Employment IPRs on request. The Executive acknowledges and agrees that all Employment IPRs and Inventions shall automatically and immediately, on creation, vest in the Company absolutely to the fullest extent permitted by law. To the extent that such rights do not vest automatically, the Executive holds them on trust for the Company. The Executive agrees promptly to execute all documents and do all acts as may, in the reasonable opinion of the Company, be necessary to give effect to this Clause 14.2.

14.3
The Executive hereby irrevocably waives all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which he has or will have in any existing or future work created by him in the course of his employment by the Company.

14.4
The Executive hereby irrevocably authorises the Company to appoint a person to execute any documents and to do everything reasonably necessary and generally reasonably to use his name for the purpose of giving full effect to the obligations of the Executive under this Clause 14 on the Executive's behalf.

15.	Incapacity

15.1
If the Executive is absent from his duties as a result of illness or injury he will notify Human Resources as soon as possible and complete any self-certification forms which are reasonably required by the Company. If the incapacity continues for a period of seven days or more he will produce to the Company a medical certificate to cover the duration of such absence.

15.2
Subject to the rest of this Clause and subject to the receipt of the appropriate certificates in accordance with Clause 15.1, if the Executive Is absent from his duties as a result of illness or injury he will be entitled to payment of his salary at the full rate in respect of such illness or injury for a period (in total) of no more than 13 weeks in any period of 12 months (whether the absence is intermittent or continuous) and thereafter at half rate for a further 13 weeks in the same period of 12 months. Thereafter the Executive will not be entitled to any further payment from the Company or any other Group Company (other than Statutory Sick Pay) until the resumption of his duties.

15.3
The remuneration paid under Clause 15.2 will include any Statutory Sick Pay payable and when this is exhausted will be reduced by the amount of any Social Security Sickness Benefit or other benefits recoverable by the Executive (whether or not recovered).

15.4
When the Executive is absent by reason of sickness, injury or other incapacity for a continuous period of 4 weeks for more, the Executive will, at the reasonable request of the Board, agree to have a medical examination performed by a doctor appointed and paid for by the Company and the Executive hereby authorises the Board to have unconditional access to any report or reports (including copies) produced as a result of any such examination as the Board may from time to time require.

16.	Termination

16.1
The Company may terminate the Executive's employment immediately by summary notice in writing (notwithstanding that the Company may have allowed any time to elapse or on a former occasion may have waived its rights under this Clause) at any time if he:

16.1.1	in the performance of his duties under this Agreement or otherwise commits an act of gross misconduct;

16.1.2
commits, repeats or continues any other material breach of this Agreement provided that, in the case of this sub-clause 16.1.2 only, the Executive has been given reasonable and specific written notice of such a failure and a reasonable opportunity to cure and no cure has been effected or initiated within a reasonable time, but not less than 30 days, after such notice;

16.1.3	is convicted of any criminal offence other than an offence which does not in the reasonable opinion of the Board affect his position under this Agreement;

16.1.4	becomes bankrupt or enters into or makes any arrangement or composition with or for the benefit of his creditors generally;

16.1.5	becomes prohibited by law from being a director of a company; or

16.1.6	resigns from office as a director of the Company, LKQ Corporation or any other Group Company in breach of Clause 21.3.

16.2	The Company agrees that it shall only exercise the right in Clause 16.1 in good faith.

16.3
The Executive agrees that at the expense and request of the Company and in any event on termination of his employment he will transfer or procure the transfer of all shares held by him in trust or as a nominee by virtue of his employment with the Company to such person or persons as the Company may direct. If the Executive falls to do so within seven days of any such request or the termination of his employment (as the case may be) the Company is irrevocably authorised to appoint a person or persons to execute all necessary transfer forms and other relevant documentation on his behalf.

17.	Restrictive Covenants

17.1	In this Clause 17 the following expressions have the following meanings:
“Critical Person” means any person who was an employee, agent, director, consultant or independent contractor employed, appointed or engaged by the Company or any Relevant Group Company at any time within the Relevant Period who by reason of such employment, appointment or engagement and in particular his/her seniority and expertise or knowledge of trade secrets or confidential information of the Company or any Relevant Group Company or knowledge of or influence over the clients, customers or suppliers of the Company of other Relevant Group Company is likely to be able to assist or benefit a business in or proposing to be in competition with the Company or any Relevant Group Company but excluding, Maheshkumar Shah and Arparna Mangrola and Vanita Mendonca (who the Company also acknowledges and agrees will be entitled to assist the Executive with his outside interests during and following the termination of their employment with the Group);
“Relevant Customer” means any person, firm, company or organisation who or which at any time during the Relevant Period is or was:

17.1.1	negotiating with the Company or a Relevant Group Company for the sale or supply of Relevant Products or Services; or

17.1.2	a client or customer of the Company or any Relevant Group Company for the sale or supply of Relevant Products or Services; or

17.1.3	in the habit of dealing with the company or any Relevant Group Company for the sale or supply of Relevant Products or Services;
and in each case with whom or with which the Executive was directly concerned or connected or of whom or of which the Executive had personal knowledge during the Relevant Period in the course of his employment hereunder;
“Relevant Period” means the period of 12 months immediately before the Termination Date;

“Relevant Products or Services” means the products or services which are of the same kind as or of a materially similar kind to or competitive with any products or services sold or supplied by the Company or any Relevant Group Company in the Relevant Period and with which sale or supply the Executive was directly concerned or connected or of which he had personal knowledge during the Relevant Period in the course of his employment hereunder;

“Restricted Territory” means:

17.1.4	the United Kingdom; and

17.1.5	any other country in the EEA where, on the Termination Date, the Company or any Group Company carries on business (whether through physical locations in, sales in or purchases from such countries);
“Termination Date” means the date on which the Executive’s employment under this Agreement terminates and references to “from the Termination Date” mean from and including the date of termination.

17.2
The Executive will not without the prior written consent of the Company (such consent not to be unreasonably withheld) directly or indirectly (through any connected person, affiliate or otherwise) and whether alone or in conjunction with or on behalf of any other person and whether as a principal, shareholder, director, employee, agent, consultant, partner or otherwise:

17.2.1
within the Restricted Territory for a period of 12 months from the Termination Date carry on, be employed, engaged, concerned or interested in, or provide technical, commercial or professional advice to, any other business which:-

17.2.1.1	supplies or is about to be engaged in supplying the Relevant Products or Services in competition with the Company or any Group Company; or

17.2.1.2	is or was at any time during the Relevant Period a Relevant Customer of the Company or any Group Company;
if such carry on, employment, engagement, concern, interest or the provision of such advice harms the goodwill of the Company or any Relevant Customer or causes or would cause a Relevant Customer to cease or materially to reduce its orders or contracts with the Company or any Group Company; or

17.2.2
for a period of 12 months from the Termination Date so as to compete with the Company or any Group Company canvass, solicit or approach or cause to be canvassed, solicited or approached any Relevant Customer for the sale or supply of Relevant Products or Services or endeavour to do so; or

17.2.3	for a period of 12 months from the Termination Date:

17.2.3.1	solicit, induce or entice away from the Company or any Group Company; or

17.2.3.2	in connection with any business in or proposing to be in competition with the Company or any Group Company employ, engage or appoint or in any way case to be employed, engaged or appointed;
a Critical Person whether or not such person would commit any breach of his or her contract or employment or engagement by leaving the service of the Company or any Group Company; or

17.2.4
represent himself as being interested in or employed by or in any way connected with the Company or any Group Company (other than as a former employee and/or founder of the Company) or use in such connection with any business any name which includes the name of the Company or any Group Company or any colourable imitation of it.

17.3
Clause 17.2.1 above shall not apply in respect of the sale of aftermarket parts to the heavy duty truck industry in the United Kingdom conducted through the JV Company under the control of the Executive.

17.4
Nothing in Clause 17.2 shall preclude the Executive from holding (directly or through nominees) investments listed on the Official List of the London Stock Exchange plc or in respect of which dealing takes place on the Alternative Investment Market or any recognised stock exchange as long as the

Executive does not hold more than 5 per cent of the issued shares or other securities of any class of any one company or from owning shares in the capital of the JV Company.

17.5
Whilst the restrictions in this Clause 17 are regarded by the parties as fair and reasonable in the circumstances and necessary for the protection of the Company or of any Group Company and do not bear harshly on the Executive, it is hereby declared that each of the restrictions in this Clause 17 is intended to be separate and severable. If any restriction if held to be unreasonably wide but would be valid if part of the wording (including in particular but without limitation the defined expressions referred to in Clause 17.1) were deleted, such restriction will apply with so much of the wording deleted as may be necessary to make it valid.

17.6
If the Executive applies for or is offered a new employment, appointment or engagement during the period of the restrictions set out above, before entering into any related contract, the Executive will bring the terms of this Clause 17 and Clause 14 to the attention of a third party proposing directly or indirectly to employ, appoint or engage him.

18.	Deduction
The Executive hereby authorises the Company to deduct from his remuneration (which for this purpose Includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all debts owed by the Executive to the Company or any Group Company, including but without limitation the balance outstanding of any loans (and interest where appropriate) advanced by the Company to the Executive.

19.	Sale or reconstruction of the company
The Executive will have no claim against the Company or any Group Company in respect of the termination (by operation of law or otherwise) of his employment under this Agreement on or in connection with the sale of the whole or a substantial part of the business or undertaking of the Company or on or in connection with the sale by the Company of any Group Company or on or by reason of the liquidation of the Company for the purposes of amalgamation or reconstruction (whether or not by reason of insolvency) if he is offered employment on no less favourable terms than those contained in this Agreement (apart from the identity of the employer) with any person, firm, company or organisation which acquires such Group Company or which acquires the undertaking or business of the Company as a result of such sale or of such amalgamation or reconstruction.

20.	Delivery of documents and property
On termination of his employment for any reason the Executive will immediately deliver up to the Company all property (including but not limited to documents and software, credit cards, keys and security passes) belonging to it or any Group Company in the Executive's possession or under his control. Documents and software include (but are not limited to) correspondence, diaries, address books, databases, files, reports, minutes, plans, records, documentation or any other medium for storing information. The Executive's obligations under this Clause include the return of all copies, drafts, reproductions, notes, extracts or summaries (however stored or made) of all documents and software.

21.	Resignation as director

21.1
The Executive will on termination of his employment in accordance with the terms of this Agreement at the request of the Board giving notice resign immediately without claim for compensation (but without prejudice to any claim he may have for damages for breach of this Agreement):

21.1.1	as a director of the Company and all such Group Companies of which he is a director; and

21.1.2
all trusteeships held by him of any pension scheme or other trusts established by the Company or any Group Company or any other company with which the Executive has had dealings as a consequence of his employment with the Company.

21.2
If notice pursuant to this Clause is not received by the relevant company within seven days of a request by the Company, the Company is irrevocably authorised to appoint a person to execute any documents and to do everything reasonably necessary to effect such resignation or resignations on the Executive's behalf.

21.3
Except with the prior written agreement of the Board, as required by law or where to remain as a director may result in the Executive breaching his duties as a director under the Companies Act 2006, the Executive will not during this employment under this Agreement resign his office as a director of the Company, any other relevant Group Company or LKQ Corporation and if he does so without the consent or concurrence of the Company (or other relevant Group Company), the Company will be entitled to terminate his employment pursuant to Clause 16 or at the Company's absolute discretion, to treat such resignation as notice of termination given by the Executive to the Company pursuant to Clause 3.2.

22.	Rights following termination
The termination of the Executive's employment under this Agreement will not affect any of the provisions of this Agreement which expressly operate or lawfully have effect after termination and will not prejudice any right of action already accrued to either party in respect of any breach of any terms of this Agreement by the other party.

23.	Disciplinary and grievance procedures

23.1	The Company does not have a formal disciplinary procedure which is applicable to the Executive but will comply with any statutory requirements from time to time in force.

23.2
If the Executive has a grievance in relation to his employment or is dissatisfied with a disciplinary decision against him he may apply in writing to a member of the Board who will decide the matter in question. If the Executive is dissatisfied with such decision he may refer the matter to the Chairman of the Board whose decision will be final.

24.	Litigation assistance
As part of the proper discharge of his duties the Executive shall during the term of this Agreement and thereafter, all furnish such information and proper assistance to the Company or any Group Companies as it or they may reasonably require in connection with litigation in which it or they is or may become a party. This obligation on behalf of the Executive shall include, without limitation, meeting with the Company or any Group Company's legal advisors, providing witness evidence, both in written and oral form, and providing such other assistance in the litigation that the Company or any Group Company's legal advisors in their reasonable opinion determine. The Company shall reimburse the Executive for all reasonable out of pocket expenses incurred by the Executive in furnishing such information and assistance, and, in the event of the Executive providing assistance following the termination of the Appointment, shall pay to the Executive a fee in the form of a daily rate which shall be not less than 1/36th of the Executives basic annual salary applicable immediately before the termination of the Appointment. Such assistance shall not require the Executive to provide assistance for more than two (2) days in any calendar month. For the avoidance of doubt the obligations under this Clause shall continue notwithstanding the termination of this Agreement.

25.	Director's and Officer's liability insurance
The Company will, at its own expense, maintain directors' and officers' liability insurance covering the Executive during the period of the Appointment and for a period of six years immediately following the Termination Date (covering the period of the Appointment only).

26.	Notices
Notice under this Agreement by the Executive to the Company should be addressed to the Company and left at its registered office or sent by first class post to its registered office and notices given by the Company to the Executive should be served personally or sent by first class post or sent by facsimile transmission to his usual or last known place of residence in England and in case of service by post the day of service will be 48 hours after posting.

27.	Miscellaneous

27.1	This Agreement shall be governed by and interpreted in accordance with the law of England and Wales.

27.2	The parties to this Agreement submit to the exclusive jurisdiction of the English Courts in relation to any claim, dispute or matter arising out of or relating to this Agreement.

27.3	Any delay by the Company in exercising any of its rights under this Agreement will not constitute a waiver of such rights.

SCHEDULE 1
The Executive Chairman’s Duties and Areas of Responsibility
The Executive Chairman shall:

1.
Lead the United Kingdom (UK) and Republic of Ireland (ROI) executive directors in the day-to-day running of the UK and ROI Group business, including communicating its decisions and recommendations to the CEO of LKQ Corporation and the board of directors of LKQ Corporation, and mentoring the management team and having the CEO of the UK and ROI Group business directly report to the Executive;

2.	Oversee the formulation of strategy for the UK and ROI Group business;

3.	Regularly review the UK and ROI operational performance and strategic direction;

4.
Regularly review the UK and ROI Group business’s organisational structure and implement changes as appropriate, establishing the compensation of senior executives, including benefits, and defining their job responsibilities (subject to the approval of the CEO of LKQ Corporation);

5.	Take all reasonable steps to ensure that all LKQ group policies and procedures are followed by the UK and ROI Group business and that it conforms to the highest standards;

6.	Lead the UK and ROI Group business in its relationship and communication with the CEO of LKQ Corporation, the board of directors of LKQ Corporation, the media and commentators;

7.	Chair all Board meetings of the Company;

8.	Continue his involvement in and personal oversight of the UK and ROI Group business's key relationships with buying groups, key suppliers and certain major national customers;

9.	Provide strategic high level M&A advice for the UK, ROI, Europe and India (for the avoidance of doubt, excluding the day to day execution of mergers and acquisitions);

10.
    Directly support LKQ's European expansion and take all reasonable steps to ensure that the UK and ROI Group business cooperates with and works effectively and proactively with other Group Companies to maximise the overall results of LKQ Europe on all cross border initiatives, including, without limitation, purchasing and supply chain optimisation (including ATR), cataloguing, cross trading, concept development, private label strategies, pricing, big data projects, consolidation of back office functions, distribution and warehousing of inventory, and other initiatives as pursued by LKQ Europe;

11.	Lead the efforts of the UK and ROI Group business to expand and develop its salvage parts business; and

12.	Provide input regarding the operating capital and budgets and capital funding for acquisitions of the UK and ROI Group business.

13.	Make frequent and extended visits to India in order to:

13.1	Assess the size and nature of opportunities within the Indian automotive parts aftermarket and related market sectors, their geographical distribution and development possibilities;

13.2	Recommend how, when and where LKQ Corporation can successfully enter this market, either alone or in partnership with existing operators;

13.3	Identify appropriate recruitment candidates who are assessed to have appropriate skills and connections to form part of LKQ Corporation’s management team in India; and

13.4	Provide the output of these investigations directly to the Chief Executive Officer of LKQ Corporation;

14.	In respect of LKQ (Keystone) Bangalore:

14.1	Assess the management team and existing facilities;

14.2	Assess the opportunities for expansion and diversification, noting any likely limitations especially relating to personnel and real estate;

14.3	Recommend the range of business administration activities currently conducted by LKQ Companies in the United Kingdom and The Netherlands that might profitably be transferred to LKQ India;

14.4	Assist with the initiation, development and execution of a project plan to successfully achieve such transfers; and

14.5	Provide the output of these activities and investigations directly to the Chief Executive Officer of LKQ Corporation and shared with the Chief Executive Officer of LKQ Europe Ltd.

IN WITNESS whereof this document has been executed as a deed and is delivered and takes effect on the date first above written.

EXECUTED as a DEED by EURO CAR PARTS LIMITED acting
by a director in the presence of:

/s/ Todd Cunningham
Signature of director

Signature of witness	/s/ Catherine Harrison
Print Name	Catherine Harrison
Address	Euro Car Parts LTD
Danny Morson Way
Tamworth
B78 1SE
Occupation	Commercial Assistant

EXECUTED as a DEED by SUKHPAL SINGH AHLUWALIA
in the presence of:

/s/ Sukhpal Singh Ahluwalia
Signature of Sukhpal Singh Ahluwalia

Signature of witness	/s/ Vanita Mendonca
Print Name	Vanita Mendonca
Address	171 Wembley Hill Road
Wembley
HA9 8EL

Occupation	Personal Assistant